Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257731) and Form S-8 (No. 333-258806) of Janus International Group, Inc. of our report dated February 28, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Atlanta, Georgia

February 26, 2025